Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Realty Capital Healthcare Trust III, Inc.:

We consent to the use of our report dated March 31, 2015, with respect to the consolidated balance sheet of American Realty Capital Healthcare Trust III, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the period from April 24, 2014 (date of inception) to December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Form S-3 Registration Statement under the Securities Act of 1933 of American Realty Capital Healthcare Trust III, Inc.

/s/ KPMG LLP

Chicago, Illinois
January 25, 2016